Exhibit 5.2

May 27, 2020

BriaCell Therapeutics Corp.

Suite 300 – 235 15th Street

West Vancouver, British Columbia

Canada V7T 2X1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form F-1 (Registration No. 333-234292) (as amended to date, the “Registration Statement”) filed by BriaCell Therapeutics Corp., a British Columbia company (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration and proposed maximum aggregate offering price by the Company of $9,250,000 of (A) units (the “Units”), with each unit consisting of (I) one common share, no par value per share (each, a “Common Share”) and (II) one warrant to purchase one common share (the “Warrants”), (B) pre-funded units (the “Pre-funded Units”) consisting of (I) one pre-funded warrant to purchase one common share (each, a “Pre-funded Warrant”) and (II) one Warrant; and (C) warrants to purchase a number of common shares equal to 5% of the aggregate number of common shares and Pre-funded Warrants issuable to the placement agent (the “Placement Agent Warrants”, and, together with the Units, the Common Shares, the Warrants, the Pre-funded Units and the Pre-funded Warrants, the “Securities”). The Securities are being registered by the Company, which has engaged ThinkEquity, a division of Fordham Financial Management, Inc., to act as the exclusive placement agent in connection with a public offering of the Company (the “Offering”).

We are acting as U.S. securities counsel for the Company in connection with the Registration Statement. In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and statements of public officials, certificates of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such latter documents. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In addition, we have assumed that when issued and paid for pursuant to the Warrants, the Pre-Funded Warrants and, the common shares underlying the Units, Pre-funded Units, Warrants, and Pre-Funded Warrants will be validly issued, fully paid and non-assessable. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, including those set forth in the Form of Placement Agency Agreement, a copy of which has been filed as Exhibit 1.1 to the Registration Statement (the “Placement Agency Agreement”) and the Form of Securities Purchase Agreement, a copy of which has been filed as Exhibit 1.2 to the Registration Statement (the “Securities Purchase Agreement”).

We are admitted to the Bar in the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

You are separately receiving an opinion from Bennett Jones LLP with respect to the corporate proceedings relating to the issuance of the Securities.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that (i) the Units, the Pre-Funded Units, the Warrants and the Pre-Funded Warrants, when issued and sold by the Company and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Securities Purchase Agreement, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability and comply with and do not violate the laws of the State of New York and (ii) the Placement Agent Warrants, when issued by the Company and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Placement Agency Agreement, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability and comply with and do not violate the laws of the State of New York

We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Securities Purchase Agreement or Placement Agency Agreement that are violative of the public policy underlying any law, rule or regulation.

We consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP